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                                                                 Exhibit 99.1


Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


                          OHIO CASUALTY CORPORATION
                 REPORTS HISTORICAL CATASTROPHE LOSS IMPACT


FAIRFIELD, Ohio, August 1, 2002 --- Ohio Casualty Corporation (Nasdaq: OCAS) today reported its historical catastrophe loss impact. The Corporation's press release dated July 30, 2002 reported its historical catastrophe loss earnings per share impact on a before-tax basis. Below is a table showing the loss ratio impact and the earnings per share impact on an after-tax basis:

7-Year Historical Catastrophe Impact on the Loss Ratio and Earnings Per Share (All lines of Business)


Loss Ratio Point Impact                Q1     Q2     Q3     Q4     Annual
-----------------------               ----   ----   ----   ----    ------
1995 - 2001 Historical Average        1.9     5.4   3.4    1.2      3.0
2002 Actual                           0.9     2.8

Earnings Per Share Impact (a)          Q1     Q2     Q3     Q4    Avg Qtr
-------------------------             ----   ----   ----   ----   -------
1995 - 2001 Historical Average       $0.06   $0.18  $0.11  $0.04   $0.10
2002 Actual                          $0.04   $0.11

(a) Assumes a 35% federal income tax rate


Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 37th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2001). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $4.59 billion as of June 30, 2002.

Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The operations, performance and development of the Corporation's business are subject to risks and uncertainties which may cause actual results to differ materially from those contained in or supported by the forward looking statements in this report. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability of Ohio Casualty to retain business acquired from the Great American Insurance Company; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.